Filed Pursuant to Rule 424(b)(3)

Registration No. 333-280865

PROSPECTUS

Up to 936,846 Shares of Common Stock Offered by the Selling Securityholders

This prospectus relates to the offer and resale from time to time of up to 936,846 shares of our common stock, par value $0.001 per share (the “common stock”), consisting of: (i) 231,320 shares of our common stock (the “PIPE Shares”) issued in a private placement pursuant to a Securities Purchase Agreement, dated as of June 23, 2024, by and between us and the purchasers named therein (the “PIPE Purchase Agreement”); (ii) 693,962 shares of our common stock issuable upon exercise of Series B Common Stock Purchase Warrants (the “2024 Series B Warrants”), which were issued pursuant to the PIPE Purchase Agreement and that certain Securities Purchase Agreement, dated as of June 23, 2024, by and between us and the purchasers named therein (together, the “Securities Purchase Agreements”); and (iii) up to 11,564 shares of common stock issuable upon the exercise of Placement Agent Common Stock Purchase Warrants (the “Placement Agent Warrants,” and together with the 2024 Series B Warrants, the “Warrants”) issued in a private placement pursuant to the engagement letter (the “Engagement Letter”) with H.C. Wainwright & Co., LLC (the “Placement Agent”).

The shares of our common stock pursuant to which this prospectus relates were registered on behalf of the selling securityholders identified in the “Selling Securityholders” section of this prospectus or their permitted pledgees, assignees and successors-in-interest (the “Selling Securityholders”) pursuant to a Registration Rights Agreement, dated as of June 23, 2024, by and between us and the purchasers named therein (the “2024 Registration Rights Agreement”). The Selling Securityholders or their pledgees, assignees and successors-in-interest may offer, sell or distribute the shares of our common stock in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may offer, sell or distribute the shares of our common stock in the section of this prospectus titled “Plan of Distribution.” We will not receive any of the proceeds from the sale of shares of our common stock by the Selling Securityholders; however, we will receive proceeds from the exercise of any Warrants for cash. We have paid the fees and expenses incident to the registration of the shares of our common stock for sale by the Selling Securityholders. The Selling Securityholders will bear all commissions, discounts, brokerage fees and similar expenses, if any, attributable to their sales of shares of our common stock.

Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “MTVA.” On April 6, 2026, the last reported sale price of our common stock on Nasdaq was $1.22 per share.

We are a “smaller reporting company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. See “Prospectus Summary — Implications of Being a Smaller Reporting Company.” This prospectus complies with the requirements that apply to an issuer that is a smaller reporting company.

The Registration Statement pursuant to which this prospectus relates, registered the resale of a substantial number of shares of our common stock by the Selling Securityholders. Sales in the public market of a large number of shares of our common stock, or the perception in the market that holders of a large number of shares of our common stock intend to sell shares, could reduce the market price of our common stock.

An investment in our shares of common stock involves a high degree of risk. Before making any investment decision, you should carefully read the discussion of the material risks of investing in our shares of common stock in “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 6, 2026

TABLE OF CONTENTS

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ABOUT THIS PROSPECTUS

This prospectus is part of the Registration Statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders named in this prospectus may, from time to time, sell or otherwise distribute the shares of common stock offered by them as described in the section titled “Plan of Distribution” in this prospectus. We will not receive any of the proceeds from the sale of shares of our common stock by the Selling Securityholders; however, we will receive proceeds from the exercise of any Warrants for cash. You should read this prospectus together with the more detailed information regarding the Company, our common stock, and our financial statements and notes to those statements that appear elsewhere in this prospectus and any applicable prospectus supplement together with the additional information that we incorporate in this prospectus by reference, which we describe under the heading “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Securityholders are offering to sell, and seeking offers to buy, shares of their common stock only in jurisdictions where it is lawful to do so.

We may also provide a prospectus supplement or post-effective amendment to the Registration Statement to add information to, or update or change information contained in, this prospectus. You should rely only on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information from that contained in, or incorporated by reference in, this prospectus. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the shares of common stock in any jurisdiction in which such an offer or solicitation relating to the shares of common stock is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the shares of common stock if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

In this prospectus, we frequently use the terms “we,” “our,” “us,” “MetaVia”, “Registrant,” and the “Company” to refer to MetaVia Inc.

All trademarks or trade names referred to in this prospectus are the property of their respective owners.

Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and TM symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before deciding to invest in our shares of common stock, you should read this entire prospectus and the documents incorporated by reference herein and therein carefully, including our financial statements and related notes, the information in the section “Risk Factors,” “Where You Can Find More Information,” and “Incorporation of Certain Documents by Reference.”

Company Overview

We are a clinical-stage biotechnology company focused primarily on developing novel pharmaceuticals to treat cardiometabolic diseases. MetaVia has two programs focused primarily on the treatment of metabolic dysfunction-associated steatohepatitis (“MASH”) and obesity.

•	Vanoglipel (DA-1241) is a novel GPR119 (“GPR119”) agonist with development optionality as a standalone or combination therapy for both MASH and Type 2 Diabetes Mellitus (“T2DM”). Agonism of GPR119 in the gut promotes the release of key gut peptides, glucagon-like peptide-1 (“GLP-1”), glucagon-dependent insulinotropic polypeptide receptor, and peptide YY. These peptides play a further role in glucose metabolism, lipid metabolism and weight loss. Vanoglipel (DA-1241) has demonstrated beneficial effects on glucose, lipid profile and liver inflammation, as demonstrated during in-vivo preclinical studies.

o	In Phase 1a and 1b human clinical trials, vanoglipel (DA-1241) was well tolerated in both healthy volunteers and those with T2DM.

o	We initiated a Phase 2a clinical trial in 2023 with the goal of establishing the mechanism of action and efficacy of vanoglipel (DA-1241) in the treatment of MASH and to evaluate trends for T2DM. This is the first-in-human MASH clinical trial for vanoglipel (DA-1241). In November 2024, we completed the last patient last visit for the Phase 2a clinical trial.

o	In December 2024, we announced positive topline 16-week results from the two-part Phase 2a clinical trial in patients with presumed MASH.

o	In May 2025, we presented the topline 16-week results from the two-part Phase 2a clinical trial at the European Association for the Study of the Liver 2025.

o	In November 2025, we presented sub-group analysis on glucose control in prediabetes and diabetes subjects and additional data on inflammation and lipidomic profiles at the American Association for the Study of Liver Diseases The Liver Meeting® 2025.

o	We are expecting to finalize the Clinical Study Report of the Phase 2a clinical trial in the first half of 2026.

•	DA-1726 is a novel oxyntomodulin analog functioning as a GLP-1 receptor (“GLP1R”) and glucagon receptor (“GCGR”) dual agonist for the treatment of obesity that is designed to be administered once weekly subcutaneously. With the activation of the dual agonist, weight loss may be achieved by GLP1R reducing appetite while GCGR increases energy expenditure.

o	DA-1726 has a well understood mechanism and, in preclinical mice models, resulted in improved weight loss compared to semaglutide and tirzepatide.

o	We initiated a Phase 1 clinical trial in 2024 with the goal of establishing the safety and tolerability of DA-1726 while exploring the mechanism of action and efficacy of DA-1726 in the treatment of obesity. This is the first-in-human clinical trial for DA-1726.

o	In September 2024, we announced positive topline data from the single ascending dose (“SAD”) Part 1 of our Phase 1 clinical trial evaluating DA-1726 while an additional SAD study and a multiple-ascending dose (“MAD”) study were ongoing. Overall safety and tolerability in Part 1 of the Phase 1 clinical trial was clean and allowed us to continue the MAD Part 2 of the Phase 1 clinical trial.

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o	In April 2025, we announced positive topline data from our up to 32 mg, MAD cohort Part 2 of the Phase 1 clinical trial.

o	In June 2025, we began enrollment for a higher-dose MAD cohort to assess the maximum tolerated dose and fully realize DA-1726’s potential, as higher doses may also show a similar profile, while potentially demonstrating increased weight reduction. We dosed the first patient in the non-titrated 48 mg, MAD cohort of our Phase 1 clinical trial in July 2025, and we extended the clinical trial for this 48 mg, MAD cohort to eight weeks from four weeks to further explore the non-titrated maximum tolerated dose, explore safety and other primary, secondary and exploratory endpoints over a longer treatment duration, and evaluate longer-term early efficacy. Also, in August 2025, we administered the fifth dose for the first patient in the 48 mg, MAD cohort of our Phase 1 clinical trial.

o	In November 2025, we presented new Phase 1 and pre-clinical data in two poster presentations at ObesityWeek® 2025.

o	On January 5, 2026, we announced positive topline data from our non-titrated 48 mg, MAD cohort 5 Part 2 of the Phase 1 clinical trial.

o	We are planning to start Part 3a and Part 3b of the Phase 1 clinical trial in April 2026. Part 3a will be a one-step titration with 16 mg for four weeks and 48 mg for 12 weeks. Part 3b will be a two-step titration with 16 mg for four weeks, 32 mg for four weeks and 64 mg for eight weeks. These titration studies are to see if it can remove any moderate adverse effects from the 48 mg dose level and to seek DA-1726 at a higher dose level of 64 mg. We expect dose-dependent exploratory weight loss and other early signals in the exploratory endpoints with potential for best-in-class safety and tolerability. The data readout for both Part 3a and Part 3b is planned for the fourth quarter of 2026.

While we focus our financial resources and management’s attention on the development of vanoglipel (DA-1241) and DA-1726, we also have four legacy therapeutic programs designed to impact a range of indications in viral, neurodegenerative and cardiometabolic diseases, which we are not planning to advance development on and have, or continue to consider for, out-licensing and divestiture opportunities:

•	ANA001, a proprietary oral niclosamide formulation for the treatment of patients with moderate COVID-19.

•	NB-01 for the treatment for painful diabetic neuropathy. In July 2024, we entered into an exclusive out-license agreement with MThera Pharma Co., LTD. (“MThera”) to provide MThera with the rights to NB-01 for the treatment of painful diabetic neuropathy.

•	NB-02 for the treatment of cognitive impairment.

•	Gemcabene for the treatment of dyslipidemia.

Our operations have consisted principally of performing research and development activities, preclinical developments, clinical trials, and raising capital. Our activities are subject to significant risks and uncertainties, including failing to secure additional funding before sustainable revenues and profit from operations are achieved and other risks listed in Part I, Item 1A. (Risk Factors) of our 2025 Form 10-K.

Our Strategy

Our goal is to discover and develop novel therapeutics designed to impact a range of indications primarily in cardiometabolic diseases. The key elements of our business strategy to achieve this goal include:

•	Advance vanoglipel (DA-1241) through the FDA regulatory process to obtain approval for the treatment of MASH. Successful completion of the Phase 2a clinical trial is designed to establish the mechanism of action and an early signal of efficacy in MASH and T2DM, which will allow us to seek initiation of a Phase 2b clinical trial as monotherapy or in combination with GLP1R or other therapeutic candidates.

•	Pursue vanoglipel (DA-1241) combination therapy. The Phase 2a Part 2 clinical trial showed vanoglipel’s (DA-1241) strong potential for monotherapy as well as the potential for combination therapy with its strong safety signals. With the successful proof of concept demonstrated in the Phase 2a clinical trial, we plan to explore other combination therapies that can benefit from the mechanism of action of vanoglipel (DA-1241) and to expand the target efficacy of vanoglipel (DA-1241) for the treatment of MASH.

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•	Advance DA-1726 through the FDA regulatory process to obtain approval for the treatment of obesity. Explore various avenues to advance DA-1726 through the FDA approval process, including seeking ways to expedite clinical trials and conducting non-clinical studies.

•	Pursue additional pipelines and/or other business opportunities. With both vanoglipel (DA-1241) and DA-1726 in clinical trials, we plan to explore adding (i) clinical stage product candidates to diversify and enrich our pipeline and/or (ii) other technologies.

For more information on our business, pipeline and product candidates, see Part I, Item 1 (Business) of our 2025 Form 10-K.

Company Information

MetaVia was incorporated under the laws of the State of Delaware in October 2014. Our principal executive offices are located at 545 Concord Avenue, Suite 210, Cambridge, Massachusetts 02138, and our telephone number is (857) 702-9600. Our website address is www.metaviatx.com. The information contained in, or accessible through, our website does not constitute part of this prospectus, should not be relied on in determining whether to make an investment decision, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company,” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), meaning that the market value of our shares held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We will continue to be a smaller reporting company if either (i) the market value of our shares of common stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our shares of common stock held by non-affiliates is less than $700 million. As a smaller reporting company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation. Additionally, as a smaller reporting company, we may continue to take advantage of the exception from compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), as amended. If investors consider our common stock less attractive as a result of our election to use the scaled-back disclosure permitted for smaller reporting companies, there may be a less active trading market for our common stock and the share price of our common stock may be more volatile.

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THE OFFERING

Issuer	MetaVia Inc.

Common stock offered by the Selling Securityholders

Up to 936,846 shares of our common stock, consisting of:

•             231,320 PIPE Shares;

•             up to 693,962 shares of common stock that are issuable upon the exercise of 2024 Series B Warrants; and

•             up to 11,564 shares of common stock that are issuable upon the exercise of the Placement Agent Warrants.

Shares of common stock outstanding as of March 20, 2026	5,090,936

Terms of the offering

The Selling Securityholders will determine when and how they will dispose of the shares of our common stock registered for resale under this prospectus. For additional information, see “Plan of Distribution” in this prospectus.

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the Selling Securityholders. We will receive up to an aggregate of approximately $30.6 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of any Warrants for working capital and general corporate purposes, including to continue the clinical development of DA-1726 for the treatment of obesity.

Risk factors	See “Risk Factors” and other information appearing elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding whether to invest in our shares of common stock.

Market and trading symbol	Our common stock is listed on Nasdaq under the symbol “MTVA.”

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RISK FACTORS

An investment in our shares of common stock involves a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described in the “Risk Factors” section of our most recent Annual Report on Form 10-K, which is incorporated by reference herein, and the other information in or incorporated by reference into this prospectus. Any of the risks and uncertainties set forth therein could materially and adversely affect our business, financial condition, results of operations and prospects, which in turn could materially and adversely affect the trading price or value of our shares of common stock. Additional risks not currently known to us or which we consider immaterial based on information currently available to us may also materially adversely affect us. As a result, you could lose all or part of your investment.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and the documents that we have filed with the SEC that are incorporated by reference, contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. All statements that address future operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation, our expectations regarding our ability to execute our commercial strategy; our expectations regarding the sufficiency of our existing cash and cash equivalents on hand to fund our operations; the timeline for regulatory submissions, regulatory steps and potential regulatory approval of our current and future product candidates; the ability to realize the benefits of the license agreement with Dong-A ST Co., Ltd. (“Dong-A”), including the impact on our future financial and operating results; the ability to integrate the product candidates into our business in a timely and cost-efficient manner; the cooperation of our contract manufacturers, clinical study partners and others involved in the development of our current and future product candidates; our ability to initiate clinical trials on a timely basis; our planned clinical trials and our ability to recruit subjects for our clinical trials; the costs related to the license agreement, known and unknown, including costs of any litigation or regulatory actions relating to the license agreement; the changes in applicable laws or regulations; and the effects of changes to our stock price on the terms of the license agreement and any future fundraising and other risks and uncertainties described in our filings with the SEC.

Forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. These statements may be identified by words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. In addition, statements that “we believe,” “we expect,” “we anticipate” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus and management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on forward-looking statements because they speak only as of the date when made. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations, except as required by law.

Forward-looking statements are subject to a number of risks and uncertainties that could cause actual events to adversely differ from the expectations indicated in these forward-looking statements, including without limitation, the risks and uncertainties described in this prospectus. Actual results could differ materially from those contained in forward-looking statements. Many factors could cause actual results to differ materially from those in forward-looking statements, including those matters discussed below, as well as those listed in the “Risk Factors” section contained herein, in any prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus.

We operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for us to predict all risk factors and uncertainties. We may not achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation, the possibility that regulatory authorities do not accept our applications or approve the marketing of our products, the possibility we may be unable to raise the funds necessary for the development and commercialization of our products, and those described in our filings with the SEC.

These risks include, among other things, that:

•	We have incurred net losses since inception, and we anticipate that we will continue to incur net losses for the foreseeable future. We require additional capital to accomplish our business plan and the failure to obtain necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our operations.

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•	As we do not generate any revenue, we are dependent on working capital to fund our business plan, and raising additional capital may cause dilution to existing stockholders, restrict our operations or require us to relinquish rights to our technologies.

•	Future sales, or the perception of future sales, by us or our securityholders could cause the market price of our common stock to decline.

•	Adverse global economic conditions could have a material adverse effect on our business, results of operations and financial condition and liquidity.

•	We may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

•	Public opinion and scrutiny of treatments for obesity, overweight patients, MASH and MASH patients may impact public perception of our Company, DA-1726, vanoglipel (DA-1241) or may adversely affect our ability to conduct our business and our business plans.

•	We may be required to make significant payments under the license agreement with Dong-A.

•	Even if we obtain favorable clinical results, we may not be able to obtain regulatory approval for, or successfully commercialize vanoglipel (DA-1241) and DA-1726.

•	Preliminary, interim and topline data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

•	Results of earlier clinical trials may not be predictive of the results of later-stage clinical trials.

•	Product candidates may cause undesirable side effects that could delay or prevent their marketing approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any, including marketing withdrawal.

•	Our efforts to discover drug candidates beyond our current drug candidates may not succeed, and any drug candidates we recommend for clinical development may not actually begin clinical trials.

•	Delays in our clinical trials may lead to a delay in the submission of marketing approval applications and jeopardize our ability to potentially receive approvals and generate revenues from the sale of our products.

•	We may develop vanoglipel (DA-1241) and DA-1726, and potentially future product candidates, in combination with other therapies, which exposes us to additional risks.

•	Any collaboration arrangement that we may enter into in the future may not be successful, which could adversely affect our ability to develop and commercialize our current and potential future drug candidates.

•	Enrollment and retention of patients in clinical trials is an expensive and time-consuming process and could be made more difficult or rendered impossible by multiple factors outside our control, including difficulties in identifying patients with MASH or obesity and significant competition for recruiting such patients in clinical trials.

•	We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than we do.

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•	Our commercial success depends upon attaining significant market acceptance of our product candidates, if approved, among hospitals, physicians, patients and healthcare payors.

•	We may engage in strategic transactions that could impact our liquidity, increase our expenses and present significant distractions to our management.

•	Product liability lawsuits against us could cause us to incur substantial liabilities and could limit commercialization of any product candidate that we may develop.

•	If we or our third-party manufacturers fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have an adverse effect on the success of our business.

•	We rely and will continue to rely on collaborative partners regarding the development of our research programs and product candidates.

•	We are subject to U.S. and certain foreign export and import controls, sanctions, embargoes, anti-corruption laws, and anti-money laundering laws and regulations. Compliance with these legal standards could impair our ability to compete in domestic and international markets. We can face criminal liability and other serious consequences for violations which can harm our business.

•	We have relied and will rely on third-party clinical research organizations (“CROs”) to conduct our preclinical studies and clinical trials. If these CROs do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

•	We rely on third parties to manufacture our product candidates and preclinical and clinical drug supplies.

•	We may engage in future acquisitions, mergers, in-licenses and out-licenses of technology that could disrupt our business, cause dilution to the organization’s stockholders and harm our financial condition and operating results.

•	We may form or seek strategic alliances or enter into additional licensing arrangements in the future, and we may not realize the benefits of such alliances or licensing arrangements.

•	If we are unable to obtain and maintain sufficient intellectual property rights, our competitive position could be harmed.

•	We may not be able to protect or practice our intellectual property rights throughout the world.

•	We may become involved in lawsuits to protect or enforce our intellectual property rights, which could be expensive, time-consuming and unsuccessful.

•	Our trade secrets are difficult to protect and if we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

•	We currently have a small number of employees and consultants, and our future success depends on our ability to retain our executive officers and to attract, retain and motivate qualified personnel.

•	The price of our common stock may be volatile and fluctuate substantially, which could result in substantial losses for holders of our common stock.

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•	Our two largest stockholders may use their significant interest to take actions not supported by our other stockholders.

•	Our business and operations may suffer in the event of system failures or other unplanned events.

These risks are not exhaustive. Other sections of this prospectus and the documents incorporated herein or therein may include additional factors that could harm our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the Registration Statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and achievements may be different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

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USE OF PROCEEDS

We are not selling any shares of common stock under this prospectus and we will not receive any proceeds from the sale of the shares of common stock by the Selling Securityholders. All net proceeds from the sale of the shares of common stock covered by this prospectus will go to the Selling Securityholders. We expect that the Selling Securityholders will sell their shares of common stock as described under “Plan of Distribution.”

We may receive proceeds from the exercise of any Warrants to the extent that these Warrants are exercised for cash by the Selling Securityholders. If all of the Warrants were exercised for cash in full, the gross proceeds would be approximately $30.6 million. We expect to use the net proceeds from the exercise of any Warrants for working capital and general corporate purposes, including to continue the clinical development of DA-1726 for the treatment of obesity. Pending these uses, we plan to invest our net proceeds in short-term, interest bearing obligations, certificates of deposit or direct or guaranteed obligations of the United States. We can make no assurances that any of the Warrants will be exercised, or if exercised, that they will be exercised for cash, the quantity which will be exercised or in the period in which they will be exercised.

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SELLING SECURITYHOLDERS

The shares of common stock being offered by the Selling Securityholders are those previously issued to the Selling Securityholders that are outstanding as of March 20, 2026, and those issuable to the Selling Securityholders, upon exercise of the Warrants, which consist of:

•	231,320 PIPE Shares;

•	up to 693,962 shares of common stock issuable upon the exercise of 2024 Series B Warrants; and

•	up to 11,564 shares of common stock issuable upon the exercise of the Placement Agent Warrants.

We have registered the shares of common stock in order to permit the Selling Securityholders to offer the shares for resale from time to time. The Selling Securityholders may sell all, some or none of their shares of common stock in this offering. For additional information, see the section titled “Plan of Distribution.”

The table below lists the Selling Securityholders and other information regarding the beneficial ownership of the shares of common stock by each of the Selling Securityholders as of March 20, 2026. The number of shares of our common stock outstanding as of March 20, 2026 was 5,090,936. The second column lists the number of shares of common stock beneficially owned by each Selling Securityholder as of March 20, 2026, based on its respective ownership of the shares of common stock and securities convertible into shares of common stock within 60 days of March 20, 2026. The third column lists the shares of common stock being offered by this prospectus by the Selling Securityholders. The fourth and fifth columns list the number of shares of common stock owned after the offering and the percentage of common stock owned after the offering, assuming in both cases, the exercise of all 11,564 Warrants on that date, without regard to any limitations on the exercise of the Warrants and the sale of all of the shares of common stock offered by that Selling Securityholder pursuant to this prospectus. Except as otherwise indicated below, based on the information provided to us by the Selling Securityholders, and to the best of our knowledge, no Selling Securityholder is a broker-dealer or an affiliate of a broker-dealer.

Name of Selling Securityholder	Number of shares of common stock beneficially owned prior to the offering	Maximum number of shares of common stock to be sold pursuant to this prospectus	Number of shares of common stock beneficially owned after the offering	Percentage of shares of common stock beneficially owned after the offering (%)
Armistice Capital, LLC (1)	254,546	346,981	—	*
Dong-A ST Co., Ltd. (2)	1,255,679	578,301	677,378	6.5
Noam Rubinstein (3)	3,643	3,643	—	*
Craig Schwabe (4)	390	390	—	*
Michael Vasinkevich (5)	7,416	7,416	—	*
Charles Worthman (6)	115	115	—	*

*	Indicates beneficial ownership of less than one percent.

(1)	The shares of common stock registered hereby were acquired in the 2024 Private Placement (as defined below) and consist of 346,981 shares of common stock issuable upon the exercise of vested 2024 Series B Warrants. The 2024 Series B Warrants are directly held by Armistice Capital Master Fund Ltd. (“Master Fund”), a Cayman Islands exempted company, and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The 2024 Series B Warrants are subject to a beneficial ownership limitation of 4.99% (the “Beneficial Ownership Limitation”), which restricts the Selling Securityholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the Beneficial Ownership Limitation. The address of Master Fund is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

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(2)	The shares of common stock registered hereby were acquired in the 2024 Private Placement and consist of: (i) 231,320 PIPE Shares; and (ii) 346,981 shares of common stock issuable upon the exercise of vested 2024 Series B Warrants. The shares of common stock are directly held by Dong-A, a South Korean corporation. The address of Dong-A is 64, Cheonho-daero, Dongdaemun-gu, Seoul, Republic of Korea.

(3)	The shares of common stock registered hereby were issued as compensation pursuant to the Engagement Letter in connection with the 2024 Offering (as defined below) and consist of 3,643 shares of common stock issuable upon the exercise of Placement Agent Warrants. Mr. Rubinstein is affiliated with H.C. Wainwright & Co., LLC, a registered broker-dealer, with a registered address of H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022. Mr. Rubinstein acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, Mr. Rubinstein had no agreement or understanding, directly or indirectly, with any person to distribute such securities. Mr. Rubinstein has the power to vote and dispose the securities held.

(4)	The shares of common stock registered hereby were issued as compensation pursuant to the Engagement Letter in connection with the 2024 Offering and consist of 390 shares of common stock issuable upon the exercise of Placement Agent Warrants. Mr. Schwabe is affiliated with H.C. Wainwright & Co., LLC, a registered broker-dealer, with a registered address of H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022. Mr. Schwabe acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, Mr. Schwabe had no agreement or understanding, directly or indirectly, with any person to distribute such securities. Mr. Schwabe has the power to vote and dispose the securities held.

(5)	The shares of common stock registered hereby were issued as compensation pursuant to the Engagement Letter in connection with the 2024 Offering and consist of 7,416 shares of common stock issuable upon the exercise of Placement Agent Warrants. Mr. Vasinkevich is affiliated with H.C. Wainwright & Co., LLC, a registered broker-dealer, with a registered address of H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022. Mr. Vasinkevich acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, Mr. Vasinkevich had no agreement or understanding, directly or indirectly, with any person to distribute such securities. Mr. Vasinkevich has the power to vote and dispose the securities held.

(6)	The shares of common stock registered hereby were issued as compensation pursuant to the Engagement Letter in connection with the 2024 Offering and consist of 115 shares of common stock issuable upon the exercise of Placement Agent Warrants. Mr. Worthman is affiliated with H.C. Wainwright & Co., LLC, a registered broker-dealer, with a registered address of H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022. Mr. Worthman acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, Mr. Worthman had no agreement or understanding, directly or indirectly, with any person to distribute such securities. Mr. Worthman has the power to vote and dispose the securities held.

Material Relationships with Selling Securityholders

Below is a description of material relationships in the past three years between the Company, its predecessors or affiliates and the Selling Securityholders.

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2024 Private Placement

On June 23, 2024, we entered into the Registered Direct Purchase Agreement with Master Fund, an institutional investor for the purchase and sale in a registered direct offering of 63,087 shares of our common stock at a purchase price of $43.23 per share. The offering of the shares of common stock (the “Registered Offering”) was made pursuant to MetaVia’s effective shelf registration statement on Form S-3 (Registration No. 333-278646), initially filed with the SEC on April 12, 2024, and declared effective by the SEC on April 23, 2024, and a prospectus supplement dated as of June 23, 2024.

On June 23, 2024, we also entered into the PIPE Purchase Agreement with Master Fund and Dong-A, a related party, in connection with the Registered Offering (the “2024 Private Placement,” and together with the Registered Offering, the “2024 Offering”). Pursuant to the Securities Purchase Agreements, we agreed to sell the 231,320 PIPE Shares, 161,924 pre-funded warrants, Series A warrants to purchase up to 462,640 shares of our common stock, and 2024 Series B Warrants to purchase up to 693,962 shares of our common stock.

The 2024 Series B Warrants have an exercise price of $43.23 per share and are exercisable as of September 18, 2024, which was the effective date of stockholder approval received at the Company’s Special Meeting of Stockholders for the issuance of the shares upon exercise of the 2024 Series B Warrants (the “Stockholder Approval Date”). The 2024 Series B Warrants will expire on the earlier of the five-year anniversary of the Stockholder Approval Date and within six months following the public announcement of MetaVia receiving positive Phase 1 Part 3 data readout for DA-1726.

The PIPE Shares and the 2024 Series B Warrants were issued to institutional accredited investors in a private placement pursuant to Section 4(a)(2) and Regulation D promulgated under the Securities Act.

In connection with the 2024 Offering, the Company entered into the 2024 Registration Rights Agreement with the Master Fund and Dong-A, pursuant to which, among other things, the Company is required to prepare and file with the SEC one or more registration statements to register for resale the shares of common stock sold in the 2024 Offering and the shares of common stock issuable upon exercise of the Warrants. The Registration Statement was originally declared effective on July 24, 2024.

H.C. Wainwright & Co., LLC acted as the exclusive Placement Agent in connection with the 2024 Offering, and as compensation in connection with the 2024 Offering, we agreed to pay the Placement Agent a cash fee equal to 7.0% of the gross proceeds of the 2024 Offering received from a certain investor, non-accountable expenses in the amount of $75,000 and clearing costs of up to $15,950. In addition, we issued to the Placement Agent (or its designees) the Placement Agent Warrants to purchase up to 11,564 shares of common stock (which represents 5% of the eligible shares of common stock and pre-funded warrants being sold in the 2024 Offering) at an exercise price of $54.0375 per share (which represents 125% of the offering price per share of common stock in the Offering). The Placement Agent Warrants are exercisable until July 24, 2026, which is the date that is two years from the date that the Registration Statement was declared effective by the SEC.

2025 Private Placement

On May 8, 2025, we entered into the Securities Purchase Agreement (the “2025 Securities Purchase Agreement”) with Dong-A and Dong-A Socio Holdings Co., Ltd. (“Dong-A Holdings”) (the “2025 Private Placement”). Pursuant to the 2025 Securities Purchase Agreement, we issued (i) 861,758 shares of common stock for a price of $7.81 per share, and (ii) 418,651 pre-funded common stock purchase warrants to purchase up to 418,651 shares of common stock for a purchase price of $7.799 per pre-funded warrant (the “Private Placement Pre-Funded Warrants”), in a private placement pursuant to Section 4(a)(2) and Regulation D promulgated under the Securities Act. Each Private Placement Pre-Funded Warrant had an exercise price of $0.011 per share, and became exercisable and was exercised on June 30, 2025.

In connection with the 2025 Private Placement, on May 8, 2025, the Company entered into a registration rights agreement (the “2025 Registration Rights Agreement”) with Dong-A and Dong-A Holdings, pursuant to which, among other things, the Company is required to prepare and file with the SEC one or more registration statements to register for resale the shares of common stock issued and underlying the Private Placement Pre-Funded Warrants that were sold in the 2025 Private Placement. The 2025 Registration Rights Agreement provides Dong-A and Dong-A Holdings with demand and piggyback registration rights, including the right to two long-form registration statements. In addition, the Company agreed to file, within 30 days following the receipt of stockholder approval, a registration statement to (i) register the shares and Private Placement Pre-Funded Warrants sold in the 2025 Private Placement (the “2025 Registrable Securities”); and (ii) to use commercially reasonable efforts to cause each registration statement to be declared effective under the Securities Act, as promptly as possible after the filing thereof, but in any event no later than the 60th day after the receipt of stockholder approval (or in case the SEC reviews the registration statement, the 90th date after receiving stockholder approval); provided that if the Company is notified that the registration statement is not being reviewed or is no longer subject to comment, the Company is required to make the registration statement effective by the fourth trading day after such date. The Company has agreed to use commercially reasonable efforts to keep such registration statement continuously effective under the Securities Act until the date that all 2025 Registrable Securities covered by such registration statement have been sold or are otherwise able to be sold pursuant to Rule 144. On July 2, 2025, we filed a registration statement on Form S-3 to register such securities (the “July Resale Registration Statement”). The July Resale Registration Statement was declared effective by the SEC on July 10, 2025.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 20, 2026 by:

•	each person, or group of affiliated persons, who we know to beneficially own more than 5% of our common stock;

•	each of our named executive officers and directors; and

•	all of our executive officers and directors as a group.

The percentage beneficial ownership information shown in the table is based on an aggregate of 5,090,936 shares of our common stock outstanding as of March 20, 2026, assuming no exercise of outstanding options issued under our equity incentive plans and no exercise of warrants, including the Warrants issued in the 2024 Offering.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to: (i) the exercise of stock options that are either immediately exercisable or exercisable on or before May 19, 2026, which is 60 days after March 20, 2026; (ii) the vesting of restricted stock units on or before May 19, 2026, which is 60 days after March 20, 2026; and (iii) outstanding warrants to purchase common stock held by that person that is either immediately exercisable or exercisable on or before May 19, 2026, which is 60 days after March 20, 2026. These shares are deemed to be outstanding and beneficially owned by the person holding those options, restricted stock units and warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise noted below, the address of each of the individuals and entities named in the table below is c/o MetaVia Inc., 545 Concord Avenue, Suite 210, Cambridge, Massachusetts 02138.

Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Name Of Beneficial Owner	Shares Beneficially Owned Number(1)	Percent
Greater than 5% securityholders
Dong-A ST Co., Ltd.(2)	908,698	17.8
Dong-A Socio Holdings Co., Ltd. (3)	857,874	16.9
Executive Officers and Directors
Mark A. Glickman	885	*
Jason L. Groves(4)	1,623	*
Andrew I. Koven(5)	1,624	*
Hyung Heon Kim(6)	5,552	*
Michael Salsbury(4)	1,623	*
D. Gordon Strickland(7)	1,617	*
James P. Tursi, M.D.	824	*
Marshall H. Woodworth(8)	1,617	*
All current executive officers and directors as a group (8 persons)	15,365	*

*            Indicates beneficial ownership of less than one percent.

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(1)	Includes shares underlying (i) options that are exercisable and (ii) RSUs that are vested or will become vested, in each case, within 60 days of March 20, 2026.

(2)	Represents shares of common stock owned by Dong-A, a South Korean corporation, with an address of Dong-A is 64, Cheonho-daero, Dongdaemun-gu, Seoul, Republic of Korea.

(3)	Represents shares of common stock owned by Dong-A Holdings, a South Korean corporation, and its address is 64 Cheonho-daero, Dongdaemun-gu, Seoul, Republic of Korea.

(4)	Includes (i) 29 shares of common stock underlying options to purchase common stock that are exercisable within 60 days of March 20, 2026; and (ii) 1,595 shares of common stock underlying vested restricted stock units (“RSUs”) whose common stock issuance was deferred under the terms of the RSU award.

(5)	Includes (i) 29 shares of common stock underlying options to purchase common stock that are exercisable within 60 days of March 20, 2026; and (ii) 707 shares of common stock underlying vested RSUs whose common stock issuance was deferred under the terms of the RSU award.

(6)	Includes 7 shares of common stock underlying options to purchase common stock that are exercisable within 60 days of March 20, 2026.

(7)	Includes 22 shares of common stock underlying options to purchase common stock that are exercisable within 60 days of March 20, 2026.

(8)	Includes 101 shares of common stock underlying RSUs that will vest within 60 days of March 20, 2026.

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PLAN OF DISTRIBUTION

Each Selling Securityholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the shares of common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Securityholder may use any one or more of the following methods when selling shares of our common stock:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	in transactions through broker-dealers that agree with the Selling Securityholders to sell a specified number of such shares of common stock at a stipulated price per share of common stock;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Securityholders may also sell shares of common stock under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the purchaser of shares of our common stock, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the shares of common stock or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of common stock short and deliver these shares of common stock to close out their short positions, or loan or pledge the shares of common stock to broker-dealers that in turn may sell these shares of common stock. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the shares of common stock offered by this prospectus, which shares of common stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The Selling Securityholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Securityholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares of common stock. The Company has agreed to indemnify the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares of common stock may be resold by the Selling Securityholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares of common stock have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares of common stock will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale of the shares of common stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares of common stock may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Securityholders or any other person. We will make copies of this prospectus available to the Selling Securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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DESCRIPTION OF OUR CAPITAL STOCK

The following summary of certain provisions of our securities does not purport to be complete and is subject to our Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), our Fourth Amended and Restated Bylaws (the “Bylaws”), and certain provisions of applicable law. You should also refer to the Certificate of Incorporation and the Bylaws, which are filed as exhibits to this Post-Effective Amendment No. 2 to the Registration Statement of which this prospectus is a part.

General

As of the date of this prospectus, our Certificate of Incorporation authorizes us to issue up to 110,000,000 shares of capital stock, all with a par value of $0.001 per share, of which: 100,000,000 shares are designated as common stock and 10,000,000 shares are designated as preferred stock.

Common Stock

As of December 31, 2025, 2,308,294 shares of common stock and no shares of preferred stock were outstanding. All outstanding shares of common stock are duly authorized, validly issued, fully paid, and nonassessable. All authorized but unissued shares of our common stock are available for issuance by our board of directors (the “Board”) without any further stockholder action, except as required by the listing standards of Nasdaq.

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors. In addition, the affirmative vote of holders of 66-2/3% of the voting power of all of the then outstanding voting stock will be required to take certain actions, including amending certain provisions of our Certificate of Incorporation, such as the provisions relating to amending our Bylaws, procedures for our stockholder meetings, the classified board, director liability, and amendments requirements of our Certificate of Incorporation.

Dividend Rights

Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by the Board out of legally available funds.

Liquidation, Dissolution or Winding Up

In the event of our liquidation, dissolution, or winding up, the holders of common stock will be entitled to share ratably in the assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities, subject to the prior rights of any preferred stock then-outstanding.

Other Rights and Preferences

Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences, and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

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Registration Rights — Investor Rights Agreement

On September 14, 2022, we entered into an Investor Rights Agreement (the “Investor Rights Agreement”) with Dong-A pursuant to which, Dong-A has the right, subject to the terms thereof, to designate for appointment to the Board that number of directors commensurate with Dong-A’s and its affiliates’ beneficial ownership of our common stock, with the number of directors that Dong-A is entitled to designate rounded up to the nearest whole number (the “DA Designees”). To the extent necessary to permit the designation of the DA Designees, the size of the Board shall be increased to that number of directors that would permit Dong-A to designate a number of directors to fill the vacancies created thereby that is commensurate with Dong-A’s and its affiliates’ collective beneficial ownership of the common stock outstanding at such time (taking into account any DA Designees already serving on the Board at such time). For so long as Dong-A has the right to designate any DA Designee to the Board, Dong-A will vote their shares of our common stock in favor of any Company Director (as defined in the Investor Rights Agreement) or any nominee designated by the Nominating and Corporate Governance Committee of the Board and against the removal of any Company Director, in each case, at any meeting of the stockholders of the Company.

Registration Rights — 2022 Registration Rights Agreement

On September 14, 2022, we entered into a registration rights agreement with Dong-A and the other parties thereto (the “2022 Registration Rights Agreement”). The 2022 Registration Rights Agreement provides Dong-A with demand and piggyback registration rights, including the right to two long-form registration statements. In addition, we agreed to file a registration statement to register the shares of common stock issuable upon any common stock held by the parties to the 2022 Registration Rights Agreement (the “2022 Registrable Securities”) and to use commercially reasonable efforts to cause each registration statement to be declared effective under the Securities Act as promptly as possible after the filing thereof. We also agreed to use our commercially reasonable efforts to keep such registration statement continuously effective under the Securities Act until the date that all 2022 Registrable Securities covered by such registration statement have been sold or are otherwise able to be sold pursuant to Rule 144.

Registration Rights — 2024 Registration Rights Agreement

On June 23, 2024, we entered into the 2024 Registration Rights Agreement with Dong-A and Armistice Capital Master Fund Ltd. The 2024 Registration Rights Agreement provides Dong-A and Armistice Capital Master Fund Ltd., among other things, with registration rights for the shares of common stock, as well as the shares of common stock underlying warrants, in each case issued in June 2024. We also agreed to use our commercially reasonable efforts to keep such registration statement continuously effective under the Securities Act until the date that all securities covered by such registration statement have been sold or are otherwise able to be sold pursuant to Rule 144.

Registration Rights - 2025 Registration Rights Agreement

On May 8, 2025, we entered into the 2025 Registration Rights Agreement with Dong-A and Dong-A Holdings. The 2025 Registration Rights Agreement provides Dong-A and Dong-A Holdings, among other things, with demand and piggyback registration rights, including the right to two long-form registration statements. In addition, we agreed to file a registration statement to (i) register the 2025 Registrable Securities; and (ii) to use commercially reasonable efforts to cause each registration statement to be declared effective under the Securities Act, as promptly as possible after the filing thereof. We also agreed to use our commercially reasonable efforts to keep such registration statement continuously effective under the Securities Act until the date that all 2025 Registrable Securities covered by such registration statement have been sold or are otherwise able to be sold pursuant to Rule 144.

Preferred Stock

As of December 31, 2025, no shares of preferred stock were outstanding. Our Board may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 10,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of decreasing the market price of our common stock and could also have the effect of delaying, deferring or preventing a change of control or other corporate action.

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We will fix the designations, voting powers, preferences and rights of the preferred stock of each series we issue, as well as the qualifications, limitations or restrictions thereof, in the certificate of designation relating to that series. We will file as an exhibit to the Registration Statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering. We will describe in the applicable prospectus supplement the terms of the series of preferred stock being offered, including, to the extent applicable:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock or other securities of ours, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•	voting rights, if any;

•	preemptive rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of material U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

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If we issue and sell shares of preferred stock pursuant to this prospectus, together with any applicable prospectus supplement or free writing prospectus, the shares of preferred stock will be fully paid and non-assessable.

Warrants

In January 2021, in connection with a securities purchase agreement, we issued to certain institutional investors in a private placement pursuant to Section 4(a)(2) of the Securities Act, a warrant to purchase up to 942 shares of our common stock, at an exercise price of $15,919.20 per share (the “January 2021 Warrant”), (ii) the 1-for-8 reverse stock split in December 2023 and (iii) the 1-for-30 reverse stock split in September 2022. As of December 31, 2025, the January 2021 Warrant was exercisable for 942 shares of our common stock at an exercise price of $15,919.20 per share.

In November 2022, in connection with an underwritten public offering, we issued 65,340 Series B Warrants to purchase up to 65,340 shares of common stock at an exercise price of $264.00 per share (the “2022 Series B Warrants”). As of December 31, 2025, the 2022 Series B Warrants were exercisable for 16,176 shares of our common stock at an exercise price of $264.00 per share. The 2022 Series B Warrants have a cashless exercise provision whereby one warrant can be exercised for one share of common stock for no additional consideration.

In June 2024, we issued to Master Fund and Dong-A in a private placement pursuant to Section 4(a)(2) of the Securities Act, the 2024 Series B Warrants to purchase up to 693,962 shares of common stock at an exercise price of $43.23 per share. As of December 31, 2025, the 2024 Series B Warrants were exercisable for 693,962 shares of our common stock at an exercise price of $43.23 per share.

In June 2024, we issued to H.C. Wainwright & Co., LLC (or its designees) in a private placement pursuant to Section 4(a)(2) of the Securities Act, the Placement Agent Warrants to purchase up to 11,564 shares of common stock at an exercise price of $54.0375 per share. As of December 31, 2025, the Placement Agent Warrants were exercisable for 11,564 shares of our common stock at an exercise price of $54.0375 per share.

In January 2026, in connection with an underwritten public offering, we issued 1,998,704 pre-funded warrants to purchase up to 1,998,704 shares of our common stock, 4,508,361 Series C warrants to purchase 4,508,361 shares of our common stock and 4,508,361 Series D warrants to purchase 4,508,361 shares of our common stock, with an exercise price of $0.001, $3.10 and $3.10, respectively.

Options and Restricted Stock Units

As of December 31, 2025, (i) 167,849 shares of common stock remain available for potential issuance under our Amended and Restated 2021 Inducement Plan and our Amended and Restated 2022 Equity Incentive Plan (the “2022 Plan”), (ii) an aggregate of 6,693 shares of common stock were outstanding under our 2022 Plan, and (iii) 29,295 unvested shares of restricted stock units were outstanding under our 2022 Plan.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws contain provisions that could make it more difficult to complete an acquisition of us by means of a tender offer, a proxy contest or otherwise or the removal and replacement of our incumbent officers and directors.

Removal of Directors; Board Vacancies; Board Size

Our Certificate of Incorporation provides for the removal of any of our directors only for cause and requires a stockholder vote of at least 66 2/3% of the voting power of the then outstanding voting stock. In addition, our Certificate of Incorporation provides that any vacancy occurring on our Board may be filled by a majority of directors then in office, even if less than a quorum, unless the Board determines that such vacancy shall be filled by the stockholders. Finally, the authorized number of directors may be changed only by a resolution of the Board. This system of removing directors, filling vacancies and fixing the size of the Board makes it more difficult for stockholders to replace a majority of the directors.

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Classes

Our Certificate of Incorporation and Bylaws provide that the Board be divided into three classes of directors, as nearly equal in number as possible, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us since the classification of the Board generally increases the difficulty of replacing a majority of directors.

Special Stockholder Meetings

Our Certificate of Incorporation and Bylaws provide that a special meeting of stockholders may be called only by a resolution adopted by a majority of our Board or by the chair of the Board.

Stockholder Advance Notice Procedure

Our Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. The Bylaws provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our secretary a written notice of the stockholder’s intention to do so. To be timely, the stockholder’s notice must be delivered to or mailed and received by us not more than 120 days, and not less than 90 days before the anniversary date of the preceding annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or 30 days after such anniversary date, we must receive the notice not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of (i) the 90th day prior to the annual meeting or (ii) the 10th day following the day on which we first made public announcement of the date of meeting. The notice must include the following information:

•	as to director nominations all information relating to each director nominee that is required by the rules of the SEC to be disclosed in solicitations of proxies, or is otherwise required by Section 14 of the Exchange Act, including Regulation 14A and Rule 14a-19, and a description of all Derivative Transactions (as defined in the Bylaws) by each nominee during the previous twelve month period;

•	as to any other business that the stockholder proposes to bring before the meeting, a reasonably brief description of the business to be proposed, the text of the proposal, the reasons for conducting such business at the meeting and, if any, and the stockholder’s material interest in the proposed business; and

•	as to the stockholder who intends to make the nomination (the “Notifying Stockholder”), (i) the name and address of the Notifying Stockholder, (ii) the class, series and number of our securities that Notifying Stockholder beneficially owns of record and (iii) a description of any participants, associates, family members living in the same household and any person or entity who is a member of a group with the Notifying Stockholder.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our Board to issue preferred stock with voting or other rights or preferences that could have the effect of delaying, deferring, preventing or otherwise impeding any attempt to change control of us.

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Delaware Anti-Takeover Statute

The Company is subject to Section 203 (“Section 203”) of the Delaware General Corporation Law (the “DGCL”). Section 203 generally prohibits a public Delaware corporation such as us from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless:

•	prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (i) shares owned by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) involving the interested stockholder of 10% or more of the assets of the corporation (or its majority-owned subsidiary);

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to exceptions, any transaction involving the corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation), of any loans, advances, guarantees, pledges or other financial benefits, other than certain benefits set forth in Section 203, provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person that is an affiliate or associate of such entity or person.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC.

Listing on Nasdaq

Our common stock is listed on Nasdaq under the symbol “MTVA.”

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LEGAL MATTERS

Honigman LLP, Kalamazoo, Michigan, has issued a legal opinion as to the validity of the shares of common stock offered by this prospectus. Any underwriters or agents will be advised about legal matters relating to any offering by their own counsel to be named in the applicable prospectus supplement.

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EXPERTS

The consolidated financial statements of MetaVia Inc. as of December 31, 2025 and 2024 and for each of the years then ended incorporated by reference in this prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC the Registration Statement under the Securities Act with respect to the shares of our common stock offered hereby. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, the exhibits filed therewith or the documents incorporated by reference therein. For further information about us and the shares of our common stock offered hereby, reference is made to the Registration Statement, the exhibits filed therewith and the documents incorporated by reference therein. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance, we refer you to the copy of such contract or other document filed as an exhibit to the Registration Statement.

We are subject to the informational requirements of the Exchange Act, and are required to file annual, quarterly and other reports, proxy statements and other information with the SEC. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and various other information about us. You may access, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after each such report is electronically filed with, or furnished to, the SEC.

Information about us is also available on our website at www.metaviatx.com. However, the information on our website is not a part of this prospectus and is not incorporated by reference into this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information that we have filed with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. Any information referenced in this way is considered part of this prospectus. Any subsequent information filed with the SEC will automatically be deemed to update and supersede the information either contained, or incorporated by reference, into this prospectus, and will be considered to be part of this prospectus from the date those documents are filed. The information incorporated by reference is an important part of this prospectus.

We incorporate by reference in this prospectus the documents listed below that have been previously filed with the SEC as well as any filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act from the initial filing of the Registration Statement of which this prospectus forms a part until the termination or completion of the offering of the shares of our common stock described in this prospectus:

•	our 2025 Form 10-K, filed with the SEC on March 26, 2026;

•	our Current Reports on Form 8-K filed with the SEC on January 16, 2026, January 27, 2026, and March 18, 2026;

•	the description of our securities in our registration statement on Form 8-A filed with the SEC on June 20, 2016, including any amendments or reports filed for the purpose of updating such description; and

•	all reports and other documents we subsequently file with the SEC pursuant to the Exchange Act after the date of this Post-Effective Amendment No. 2 to the Registration Statement, of which this prospectus is a part, and prior to the effectiveness of this Post-Effective Amendment No. 2 to the Registration Statement.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, is not incorporated by reference in this prospectus or any prospectus supplement.

We will furnish without charge to you, on written or oral request, a copy of any or all of such documents that has been incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to MetaVia Inc., Attn: Hyung Heon Kim, 545 Concord Avenue, Suite 210, Cambridge, Massachusetts 02138, telephone (857) 702-9600. See the section of this prospectus entitled “Where You Can Find More Information” for information concerning how to obtain copies of materials that we file with the SEC.

Any statement contained in this prospectus, or in a document, all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

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Up to 936,846 Shares of Common Stock Offered by the Selling
Securityholders

PROSPECTUS

April 6, 2026